EXHIBIT 5.1

Gracin & Marlow, LLP
 The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
Telephone (212) 907-6457
Facsimile: (212) 208-4657
www.gracinmarlow.com

June 21, 2016

The Board of Directors
Agritech Worldwide, Inc.
1011 Campus Drive
Mundelein, Illinois  60060

Re:	Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Agritech Worldwide, Inc., a Nevada corporation, formerly known as Z Trim Holdings, Inc. (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”), filed on the date hereof, registering up to 22,000,000 shares of common stock, par value $0.00005 per share, of the Company (the “Shares”) under the Z Trim Holdings, Inc. Amended and Restated Incentive Compensation Plan (the “Plan”).

For purposes of this opinion letter, we have examined the Plan, the Registration Statement, the Articles of Incorporation, as currently in effect, and the Bylaws, as currently in effect, of the Company, resolutions of the Company’s Board of Directors authorizing the Registration Statement and related matters, and such other documents as we have considered necessary.

We have also assumed that any Shares to be offered and sold from time to time will be duly authorized and issued in accordance with the Articles of Incorporation and the Bylaws of the Company, the authorizing resolutions of the Board of Directors of the Company or a committee thereof and applicable law, and that any certificates evidencing such Shares will be duly executed and delivered, against receipt of the consideration approved by the Company.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Registration Statement shall have become effective, the Shares have been issued in accordance with the Plan and, where applicable, the consideration for the Shares specified in the Plan has been received by the Company, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the Nevada Revised Statutes.  This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP